CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference of our firm under the caption "Experts" and to the use of our report dated June 9, 2002 on the June 30, 2001 financial statements included in the Registration Statement Form SB-2 dated September 26, 2002 and the related prospectus of OnSource Corporation for the registration of 245,135 shares.

/s/ Stark Winter Schenkein & Co., LLP

September 26, 2002
Denver, Colorado